Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209075

PROSPECTUS

266,430 shares

Meta Financial Group, Inc.

Common Stock

This prospectus relates solely to the resale of up to an aggregate of 266,430 shares of common stock of Meta Financial Group, Inc. (“Meta Financial” or the “Company”) by the non-affiliate selling stockholders named in this prospectus. The shares offered by this prospectus relate to shares issued in three separate private placements completed on December 17, 2015.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” on page 8. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares.

The Company will not receive any of the proceeds from the sale of these shares by the selling stockholders.

The shares of the Company’s common stock are listed on the NASDAQ Global Select Market under the symbol “CASH.” On March 15, 2016, the closing price of the Company’s common stock was $43.90 per share.

Investing in these securities involves risks.  You should carefully review the discussion under the heading “Risk Factors” on page 1.

The Company’s common stock is not a savings account, deposit or other obligation of any of our bank or nonbank subsidiaries. The common stock is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated March 16, 2016

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration, or continuous offering, process. Pursuant to this shelf process, the selling stockholders named under the heading “Selling Stockholders” may sell the securities described in this prospectus from time to time in one or more offerings.  We may also file a prospectus supplement to add, update or change information contained in this prospectus.  This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein include important information about us, the securities being offered and other information you should know before investing.  You should read this prospectus and any applicable prospectus supplement, together with the additional information incorporated by reference herein as provided for under, and the additional information about us described in, the sections below entitled “Available Information” and “Information Incorporated by Reference.”  You should rely only on the information contained or incorporated by reference in the prospectus or in any prospectus supplement.

The information in this prospectus and any prospectus supplement is accurate as of the date on the front cover.  Information incorporated by reference into this prospectus and any prospectus supplement is accurate as of the date of the document from which the information is incorporated.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any other date.

Unless the context otherwise requires, all references in this prospectus to “Meta Financial,” “us,” “our,” “we,” the “Company” or other similar terms are to Meta Financial Group, Inc.

AVAILABLE INFORMATION

We are a public company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.  In addition, because our stock is listed for trading on the NASDAQ Global Select Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus.  This prospectus is only part of the registration statement and omits certain information contained in the registration statement, as permitted by the SEC.  You should refer to the registration statement, including the exhibits thereto, for further information about us and the securities being offered pursuant to this prospectus.  Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.  You may:

●	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room;

●	obtain a copy of the registration statement from the SEC upon payment of the fees prescribed by the SEC; or

●	obtain a copy of the registration statement from the SEC website.

Our mailing address is 5501 South Broadband Lane, Sioux Falls, South Dakota 57108, and our Internet address is www.metafinancialgroup.com.  Our telephone number is (605) 782-1767.  General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports are available free of charge on the SEC’s website at www.sec.gov.  The information contained on, or that may be accessed through, our website is not (and should not be considered) a part of, or incorporated by reference into, this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should carefully read statements that contain these words because they discuss our future expectations or state other “forward‑looking” information.  These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: the potential benefits of the acquisition of Fort Knox Financial Services Corporation and its wholly owned subsidiary, Tax Product Services LLC (collectively, “Fort Knox”), important components of the Company’s statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank, the Company’s wholly-owned subsidiary (“MetaBank” or the “Bank”), or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees.  Actual results may differ materially from those contained in the forward-looking statements contained herein.  The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the businesses of the Bank and Fort Knox may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of Fort Knox products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of Fort Knox, may be greater than expected; regulatory reception to the Fort Knox business may not be as anticipated and the Company may incur unanticipated or unknown losses or liabilities on a post-acquisition basis, including risks similar to those expressed above, especially given the Company’s entry into a new line of business; the risk that the Company may incur unanticipated or unknown losses or liabilities as a result of the completion of the transaction with Fort Knox; the strength of the United States’ economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including but not limited to, the protection of electronic files or databases; acquisitions; litigation risk in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, along with any disclosure related to the risk factors contained in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and otherwise in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

META FINANCIAL

Meta Financial, a registered unitary savings and loan holding company regulated by the Federal Reserve, is a Delaware corporation, the principal assets of which are all the issued and outstanding shares of the Bank, a federal savings bank, the accounts of which are insured up to applicable limits by the Deposit Insurance Fund (“DIF”) of the FDIC.  Unless the context otherwise requires, references herein to Meta Financial include Meta Financial and the Bank, and all subsidiaries of Meta Financial, direct or indirect, on a consolidated basis.

The Bank, a wholly-owned full-service banking subsidiary of Meta Financial, is both a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves and a payments company providing services on a nationwide basis.  The business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in one- to- four-family residential mortgage loans, commercial and multi-family real estate, agricultural operations and real estate, construction, consumer and commercial operating loans, and premium finance loans.  The Bank also purchases loan participations from time to time from other financial institutions, but presently at a lower level compared to prior years, as well as mortgage-backed securities and other investments permissible under applicable regulations.

On September 8, 2015, the Bank purchased substantially all of the assets and related liabilities of Fort Knox Financial Services Corporation and its subsidiary, Tax Product Services LLC (together “Refund Advantage”).  The assets acquired by the Bank in the acquisition include the Fort Knox operating platform and trade name, Refund Advantage®, and other assets.  The transaction expanded the Company’s business into tax refund-transfer services for its customers.

The Bank has four market areas:  Northwest Iowa (“NWI”), Brookings, South Dakota (“Brookings”), Central Iowa (“CI”), and Sioux Empire (“SE”) and two divisions of the Bank: MPS and AFS/IBEX.  The Bank’s home office is located at 5501 South Broadband Lane, Sioux Falls, South Dakota.  NWI operates two offices in Storm Lake, Iowa. Brookings operates one office in Brookings, South Dakota.  CI operates a total of four offices in Iowa:  Des Moines (2), West Des Moines, and Urbandale.  SE operates three offices and one administrative office in Sioux Falls, South Dakota.  AFS/IBEX, which provides nationwide, commercial insurance premium financing for business and insurance agencies, operates an office in Texas and one in California.  MPS, which offers prepaid cards, tax remittance services, and other payment industry products and services nationwide, operates out of Sioux Falls, South Dakota, with an office in Louisville, Kentucky.  The Bank has a total of ten full-service branch offices, one non-retail service branch in Memphis, Tennessee, and two agency offices, one in Texas and one in California.

The Company’s revenues are derived primarily from interest on commercial and residential mortgage loans, mortgage-backed securities and other investments, fees generated through the activities of MPS, consumer loans, agricultural operating loans, commercial operating loans, income from service charges, loan origination fees and loan servicing fee income.

RISK FACTORS

Before you decide to invest in the Company’s common stock, you should consider the risk factors discussed in the Company’s filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which are incorporated by reference into this prospectus, including those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.  See “Information Incorporated By Reference.”  If any of the events described in such risk factors sections occurs or the risks described therein actually materialize, the Company’s business, financial condition, results of operations, cash flow or prospects could be materially adversely affected. Risks and uncertainties not presently known to the Company, or that the Company currently deems immaterial, may also impair the Company’s business operations, its financial results and the value of the Company’s common stock.

In addition to the risk factors incorporated by reference into this prospectus, before you decide to invest in the Company’s common stock, you should also consider the following risks related to the Company and its common stock.

Shares of the Company’s common stock are equity interests and are subordinate to the Company’s existing and future indebtedness and any future issuances of preferred stock and effectively subordinated to all the indebtedness and other non-common equity claims against the Company’s subsidiaries.

Shares of the Company’s common stock are equity interests in Meta Financial and do not constitute indebtedness.  As such, shares of the Company’s common stock will rank junior to all of the Company’s indebtedness and to other non-equity claims against the Company and its assets available to satisfy claims against the Company, including in the Company’s liquidation.  The Company’s board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the holders of the Company’s common stock and the Company is permitted to incur additional debt.  Upon liquidation of the Company, lenders and holders of the Company’s debt securities and preferred stock would receive distributions of the Company’s available assets prior to holders of the Company’s common stock.  Furthermore, the Company’s right to participate in a distribution of assets upon any of the Company’s subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors, including holders of any preferred stock.

The Company’s Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws and certain banking laws may have an anti-takeover effect.

Provisions of the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire the Company, even if doing so would be perceived to be beneficial to the Company’s stockholders.  The combination of these provisions may prohibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of the Company’s common stock.

An investment in the Company’s common stock is not an insured deposit.

The Company’s common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity.  An investment in the Company’s common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you acquire the Company’s common stock, you may lose some or all of your investment.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire “control” of a savings and loan holding company, such as the Company, without the prior approval of the Federal Reserve.

In addition to the Limit (defined herein under “Description of Common Stock - Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions”), which imposes a limitation on a record owner’s ability to vote shares in excess of 10% of the then-outstanding shares of the Company’s common stock, applicable laws and regulations affect an investor’s ability to make investments in savings and loan holding companies or federal savings banks (collectively, “savings institutions”).  The regulations generally require prior regulatory approval for an acquisition of control of an insured institution (as defined in the Change in Bank Control Act (the “CBCA”)) or holding company thereof by any person (or persons acting in concert). Control is deemed to exist if, among other things, a person (or persons acting in concert) acquires more than 25% of any class of voting stock of an insured institution or holding company thereof.  Control is presumed to exist if a person (or persons acting in concert) will own, control, or hold 10% or more of any class of voting stock. The concept of acting in concert is very broad.

Acquisitions could disrupt our business and harm our financial condition.

As part of our general growth strategy, we have expanded our business in part through acquisitions.  Since December 2014, we have completed the acquisition of substantially all of the commercial loan portfolio and related assets of AFS/IBEX Financial Services, Inc., as well as the acquisition of the assets and related liabilities of Fort Knox in September 2015. We may engage in additional acquisitions that we believe provide a strategic or geographic fit with our business. We cannot predict the number, size or timing of acquisitions. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage this growth. Acquiring other businesses will involve risks commonly associated with acquisitions, including:

•	increased and new regulatory and compliance requirements;
•	implementation or remediation of controls, procedures and policies at the acquired company;
•	diversion of management time and focus from operation of our then-existing business to acquisition-integration challenges;
•	coordination of product, sales, marketing and program and systems management functions;
•	transition of the acquired company’s users and customers onto our systems;
•	retention of employees from the acquired company;
•	integration of employees from the acquired company into our organization;
•	integration of the acquired company’s accounting, information management, human resource and other administrative systems and operations with ours;
•	potential liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes and tax and other known and unknown liabilities; and
•	potential increased litigation or other claims in connection with the acquired company, including claims brought by terminated employees, customers, former stockholders or other third parties.

If we are unable to successfully integrate an acquired business or technology, or otherwise address these difficulties and challenges or other problems encountered in connection with an acquisition, we might not realize the anticipated benefits of that acquisition, we might incur unanticipated liabilities or we might otherwise suffer harm to our business generally, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Unanticipated costs, delays, regulatory review and examination, or other operational or financial problems related to integrating the acquired company and business with our company, may result in the diversion of our management's attention from other business issues and opportunities. To integrate acquired businesses, we must implement our technology and compliance systems in the acquired operations and integrate and manage the personnel of the acquired operations. We also must effectively integrate the different cultures of acquired business organizations into our own in a way that aligns various interests and may need to enter new markets in which we have no or limited experience and where competitors in such markets have stronger market positions. Failures or difficulties in integrating the operations of the businesses that we acquire, including their personnel, technology, compliance programs, financial systems, distribution and general business operations and procedures, marketing, promotion and other relationships, may affect our ability to grow and may result in us incurring asset impairment or restructuring charges. Furthermore, acquisitions and investments are often speculative in nature and the actual benefits we derive from them could be lower or take longer to materialize than we expect.

To the extent we pay the consideration for any future acquisitions or investments in cash, it would reduce the amount of cash available to us for other purposes. Future acquisitions or investments could also result in dilutive issuances of our equity securities or the incurrence of debt, contingent liabilities, amortization expenses or impairment charges against goodwill on our balance sheet, any of which could harm our financial condition and negatively impact our stockholders.

USE OF PROCEEDS

All shares of common stock offered for sale pursuant to this prospectus will be offered and sold by the selling stockholders.  We will not receive any of the proceeds from such sales.  The selling stockholders will receive all of the net proceeds from these sales.

SELLING STOCKHOLDERS

In September and December 2015, the Company entered into two separate Securities Purchase Agreements (collectively, the “Purchase Agreements”) in connection with private placements of common stock of the Company with the following selling stockholders (collectively, the “Investors”): (i) BEP IV LLC and BEP Investors LLC (collectively, the “Brookside Investors”), which are affiliates of Brookside Equity Partners LLC (“Brookside Equity Partners”); and (ii) Nantahala Capital Partners SI, LP.

All of the shares of common stock of the Company offered by the selling stockholders in this prospectus were originally issued by the Company to the selling stockholders on December 17, 2015, at the closing of the transactions contemplated by the Purchase Agreements.  Pursuant to the Purchase Agreements, the selling stockholders have agreed that so long as they hold shares of the common stock offered therein, they will not, and will not permit any of their affiliates to, “act in concert” (within the meaning of C.F.R. §238.21(b)(2) or (D)) with any person (including any of its affiliates) to knowingly participate in joint activity or parallel action towards a common goal of acquiring control of the Company, whether or not pursuant to an express agreement, such that it would result in the selling stockholders or any of their affiliates being determined by the Federal Reserve to (1) have the power, directly or indirectly, to exercise a controlling influence over the management or policies of the Company or any subsidiary, (2) have acquired, or to be attempting to acquire, “control” (rebuttably or otherwise, as such term is used in 12 CFR Part 238) of the Company or any subsidiary, or otherwise be required to register as a savings and loan holding company, as such term is defined in 12 C.F.R. § 238.2(m), (3) be an “affiliate” (as defined under 12 C.F.R. § 238.2(a)) of any subsidiary, such that any transactions between such selling stockholders and such subsidiary would be subject to compliance with §§ 23A and 23B of the Federal Reserve Act or Regulation W, 12 C.F.R. Part 223, or (4) be an “insider” (as defined in 12 C.F.R. § 215.2) of the Company or any subsidiary such that any transactions between such selling stockholders and their affiliates, on the one hand, and the Company and such subsidiary, on the other, would be subject to compliance with Regulation O of 12 C.F.R. § 215.

Under the Purchase Agreements, if the Company intends to redeem or repurchase its common stock from any holder of shares of common stock of the Company and such redemption or repurchase will not be offered to the holders (including the selling stockholders) of substantially all of the outstanding shares of common stock of the Company on a pro-rata-basis (a “Non-Pro-Rata Stock Repurchase”) and such Non-Pro-Rata Stock Repurchase would result in any Investor’s and its affiliates’ collective ownership of common stock of the Company to exceed 9.999% of the total outstanding shares of common stock of the Company, then such selling stockholder or selling stockholders, as applicable, are required to use commercially reasonable efforts to sell that number of shares of common stock of the Company that would result in such selling stockholder’s or selling stockholders’ (including affiliates of such selling stockholder or selling stockholders) collective ownership of shares of common stock of the Company to not exceed 9.999% of the total outstanding shares of common stock of the Company, pursuant to the terms and conditions set forth in the Purchase Agreements.  The Company has agreed to pay the selling stockholders that are required to sell any excess shares of common stock of the Company as a result of a Non-Pro-Rata Stock Repurchase the amount by which, with respect to each excess share sold, (1) the trailing 20-trading day average closing bid price of the Company’s common stock ending on the trading day prior to the date that is one trading day prior to such sale (or, if such sale occurs within 18 months of the closings of the private placements, the price paid to the Company under the Purchase Agreements if greater than such average) exceeds (2) the closing price of the Company’s common stock on a national exchange on the date of the sale of such excess share.

Pursuant to the Purchase Agreements, each of the Investors has agreed that during the two-year period commencing on December 17, 2015, it will not, and will not permit any of its directors, officers or affiliates to, (1) acquire (or beneficially own) any securities in the Company, its subsidiaries or controlled affiliates if such selling stockholder or selling stockholders, as applicable, would then beneficially own more than 9.99% of the Company’s common stock then outstanding; (2) engage in a tender offer or other business combination with the Company, its subsidiaries or controlled affiliates or any division or line of business thereof; (3) engage in any extraordinary transaction with respect to the Company, its subsidiaries or controlled affiliates or any division thereof; (4) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company, (5) form or join a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company, its subsidiaries or controlled affiliates; (6) act alone or in concert to seek to control the management, the board of directors or the policies of the Company, its subsidiaries or controlled affiliate; (7) take any action that would reasonably be expected to force the Company to make a public announcement regarding the matters set forth in subsections (1) through (4) above; and (8) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

The Investor Rights Agreement entered into among the Company and the Brookside Investors on December 17, 2015 provides the Brookside Investors with the right to periodically meet with certain members of the Company’s management to discuss, within the limits of Federal Reserve policy, the operations, strategies and policies of the Company and its subsidiaries and to receive certain monthly financial statements, in each case, so long as the Brookside Investors (or its affiliates) continue to hold at least 75% of the shares of the Company’s common stock held as of December 17, 2015.

Under the terms of the registration rights agreements entered into pursuant to the Purchase Agreements, the Company agreed to register for resale by the selling stockholders the shares of common stock that the Company issued pursuant to the Purchase Agreements.  The Company agreed to prepare and file with the SEC the registration statement of which the prospectus forms a part within 30 days following the closings on December 17, 2015, and to use commercially reasonable efforts to cause such registration statement to be declared effective within 120 days of such closings.  The Company is obligated to pay to the selling stockholders liquidated damages in certain circumstances.

The table below sets forth information with respect to the selling stockholders and the shares of the Company’s common stock beneficially owned by the selling stockholders as of March 14, 2016, that may from time to time be offered or sold pursuant to this prospectus.  We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.  The percentages of shares owned before the offering are based on the 8,501,404 shares of our common stock outstanding as of March 14, 2016.  The information regarding shares beneficially owned after the offering assumes the sale of all shares offered hereunder by the selling stockholders and that the selling stockholders do not acquire any additional shares.  Information in the table below, with respect to beneficial ownership of a selling stockholder has been furnished by such selling stockholder.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.  The selling stockholders may offer all, some or none of their shares of common stock registered hereunder.  We cannot advise you as to whether the selling stockholders will, in fact, sell any or all of such shares of common stock registered hereunder.  In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering

Name of Selling Stockholder	Number	Percent		Number	Percent

BEP IV LLC (1)	131,683	1.5%	131,683	__	__
BEP Investors, LLC (1)	3,942	*	3,942	__	__
Nantahala Capital Partners SI, LP (2)	260,513	3.1%	130,805	129,708	1.5%

* Less than one percent

(1)	Brookside Equity Partners LLC, as manager of the Brookside Investors, has the right to vote or dispose of the securities held by the Brookside Investors. Donald L. Hawks III and Raymond F. Weldon are the sole members and managing directors of Brookside Equity Partners LLC, and collectively make the investment and voting decisions with respect to securities beneficially owned by Brookside Equity Partners LLC. Brookside Equity Partners LLC beneficially owns an additional 270,350 shares of the Company’s common stock in its capacity as the manager of other private funds that are not Selling Stockholders pursuant to this prospectus.

(2)	Nantahala Capital Management, LLC is a Registered Investment Advisor and has been delegated the legal power to vote and/or direct the disposition of securities on behalf of this entity as its Investment Manager and would be considered the beneficial owner of such securities. Nantahala Capital Management, LLC beneficially owns an additional 235,685 shares of the Company’s common stock in its capacity as General Partner, Investment Manager, or Subadvisor of other private funds and separate accounts that are not Selling Stockholders pursuant to this prospectus. The above shall not be deemed to be an admission by the record owners or the Selling Stockholder that they are themselves beneficial owners of these shares of common stock for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell their shares of the Company’s common stock from time to time in one or more of the following manners:

•	on the NASDAQ Stock Market or any exchange or market on which shares of the Company’s common stock are listed or quoted;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	for settlement of short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	in purchases by one or more underwriters on a firm commitment or best-efforts basis;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	in a special offering, an exchange distribution or a secondary distribution in accordance with the applicable rules of the NASDAQ Stock Market or of any stock market on which shares of the Company’s common stock may be listed;

•	through a combination of any of these transactions; or

•	in any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees or secured parties as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of our common stock in other circumstances, including as a gift, partnership distribution or other transfer in which the donee or other transferee agrees to be subject to the restrictions set forth in the registration rights agreement entered into between the transferring selling stockholder and the Company and otherwise made in accordance with the applicable registration rights agreement.  In the event of such a gift, distribution or other transfer in accordance with the applicable registration rights agreement, the donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, provided that an amendment or supplement to this prospectus is filed under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the donees, transferees or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may use broker-dealers to sell their shares of the Company’s common stock.  In connection with such sales, the broker-dealers may either receive discounts, concessions or commissions from the selling stockholders or they may receive commissions from purchasers of shares of the Company’s common stock for whom they acted as agents.  In order to comply with the securities laws of certain states, the selling stockholders may sell their shares of the Company’s common stock only through registered or licensed broker-dealers.

The selling stockholders and any agents or broker-dealers that the selling stockholders use to sell their shares of the Company’s common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discount, concession or commission received by them or any profit on the resale of shares as principal may be deemed to be an underwriting discount or commission under the Securities Act.  Because the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in the distribution of their shares of the Company’s common stock described in this prospectus and/or any applicable prospectus supplement will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, the anti-manipulation provisions of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of such shares by the selling stockholders or any other person.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares offered by the selling stockholder pursuant to this prospectus and/or any applicable prospectus supplement to engage in market-making activities with respect to the particular shares being distributed.  In addition, in compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.  All of the foregoing may affect the marketability of the shares offered by the selling stockholders pursuant to this prospectus and/or any applicable prospectus supplement and the ability of any person or entity to engage in market-making activities with respect to such shares.

Under the registration rights agreements entered into with each of the selling stockholders, we are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  In addition, the Company has agreed to indemnify the selling stockholders, to the extent permitted by law, against all losses, claims, damages, liabilities and expense caused by (1) any untrue statement or alleged untrue statement of a material fact contained in this prospectus, including any related preliminary prospectus or final prospectus or any amendments or supplements thereto, (2) the omission or alleged omission to state herein a material fact required to be stated herein, or necessary to make the statements herein not misleading, or (3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any other federal or state securities law in connection with the registration of the common stock; provided, that the indemnity shall not apply to any selling stockholder with respect to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or expense to the extent that it arises out of or is based upon a violation which occurs (1) solely in reliance upon and in conformity with written information furnished expressly for use in connection with this prospectus by any such selling stockholder, (2) as a result of any failure of such selling stockholder to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, or (3) as a result of a violation by such selling stockholder of such selling stockholder’s obligations to suspend sales of the common stock upon receipt of written notice from the Company that the registration statement of which this prospectus forms a part or a prospectus related thereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading (a “Misstatement”), until such selling stockholder has received copies of the supplemented or amended prospectus that corrects such Misstatement, or until such selling stockholder is advised in writing by the Company that the use of this prospectus may be resumed.

DESCRIPTION OF COMMON STOCK

The 21,000,000 shares of capital stock authorized by the Company’s Certificate of Incorporation, as amended, are divided into three classes, consisting of the following: 15,000,000 shares of common stock (par value $.01 per share) authorized, of which 8,501,404 shares were outstanding as of March 14, 2016; 3,000,000 shares of nonvoting common stock (par value $.01 per share) authorized, of which none have been issued; and 3,000,000 shares of serial preferred stock (par value $.01 per share), of which none have been issued.

Each share of the Company’s common stock has the same relative rights and is identical in all respects with each other share of the Company’s common stock, except that the Company’s nonvoting common stock only has those voting rights required by the Delaware General Corporation Law (“DGCL”).  Each share of nonvoting common stock will automatically convert into one share of the Company’s common stock only in the event of a “Permitted Transfer” (as defined in the Company’s Certificate of Incorporation, as amended) to a transferee. The Company’s common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC.

Except with respect to the nonvoting common stock, each stockholder is entitled to one vote for each share held on all matters voted upon by stockholders, subject to the restrictions on acquisitions of stock and related takeover defensive provisions set forth in the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws (see below for a summary).  If the Company issues preferred stock, holders of the preferred stock may also possess voting rights.

The following summary is not complete.  You should refer to the applicable provision of the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws and to the DGCL for a complete statement of the terms and rights of the Company’s common stock.

Liquidation or Dissolution.  In the event of the liquidation or dissolution of the Company, the holders of the Company’s common stock are entitled to receive—after payment or provision for payment of all debts and liabilities of the Company (including all deposits in the Bank and accrued interest thereon) and after the distribution to certain eligible account holders who continue their deposit accounts at the Bank—all assets of the Company available for distribution, in cash or in kind.  If the Company issues preferred stock, the holders thereof may have a priority interest over the holders of the Company’s common stock in the event of liquidation or dissolution.

No Preemptive Rights.  Holders of the Company’s common stock are not entitled to preemptive rights with respect to any shares of the Company’s common stock which may be issued.  The Company’s common stock is not subject to call for redemption and each outstanding share of the Company’s common stock is fully paid and nonassessable.

Dividends.  The board of directors of the Company (or an authorized officer thereof) has the power to declare dividends from time to time as permitted by applicable law. The board of directors may fix a date, which shall not be more than sixty (60) days prior to the date on which a dividend is to be paid, for determining stockholders entitled to receive payment of such dividend, provided that if no record date is fixed by the board of directors in connection with the declaration of a dividend, the record date shall be at the close of business on the day on which the board of directors adopts a resolution declaring such dividend.

Unissued Stock.  The authorized but unissued and unreserved shares of the Company’s common stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan.  Except as described above, or as otherwise required to approve the transaction in which the additional authorized shares of the Company’s common stock would be issued, no stockholder approval will be required for the issuance of these shares of the Company’s common stock.  The board of directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the Company’s common stock.

Transfer Agent. The Company’s transfer agent for the common stock is Computershare Trust Company, N.A.

Certain Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions.  The following discussion is a general summary of certain material provisions in the Company’s Certificate of Incorporation, as amended, and Amended and Restated Bylaws, which may be deemed to have an “anti-takeover” effect and could potentially discourage or even prevent a bid for the Company, which might otherwise result in stockholders receiving a premium for their stock.

The Company’s Certificate of Incorporation, as amended, provides that the board of directors of the Company will be divided into three classes, with directors in each class elected for three-year staggered terms.  Thus, it would take two annual elections to replace a majority of the board of directors.  The size of the Company’s board of directors may be increased or decreased only by a majority vote of the board of directors and any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.  The stockholders of the Company do not have cumulative voting rights in the election of directors and a director may only be removed for cause by the affirmative vote of 75% of the shares of stock eligible to vote.  The Company’s Amended and Restated Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

The Company’s Certificate of Incorporation, as amended, further provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by the board of directors.

The Company’s Certificate of Incorporation, as amended, further provides that a special meeting of the Company’s stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.

The Company’s Certificate of Incorporation, as amended, also authorizes the Company’s board of directors to issue preferred stock from time to time in one or more series subject to applicable provisions of law.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not approve, it might be possible for the Company’s board of directors to authorize the issuance of a series of the Company’s preferred stock with rights and preferences that would impede the completion of such a transaction.

The Company’s Certificate of Incorporation, as amended, further provides that in no event shall any record owner of any outstanding common stock which is beneficially owned (pursuant to Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of the Company’s common stock (the “Limit”) be entitled or permitted to any vote in respect of the shares of the Company’s common stock held in excess of the Limit.

The Company’s Certificate of Incorporation, as amended, also requires that certain business combinations, as defined therein, between the Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (1) be approved by at least 75% of the total number of outstanding shares of the Company’s voting stock, voting as a single class, (2) be approved by a majority of the disinterested directors of the board of directors or (3) involve consideration per share of stock generally equal to that paid by such 10% stockholder when it acquired its block of stock.

The Company’s Certificate of Incorporation, as amended, further provides that purchases by the Company of any of the Company’s equity securities traded on a public exchange or system from a 5% or more stockholder must be approved by at least 75% of the total number of outstanding shares of our voting stock (not counting the stock held by the proposed selling stockholder), unless such purchase is made (1) in connection with a tender or exchange offer applicable to all holders of the same securities, (2) under an open market purchase program approved by a majority of the disinterested directors of the Company, or (3) at no more than the market price and with the approval of a majority of the disinterested directors of the board of directors of the Company.

Finally, amendments to the Company’s Certificate of Incorporation, as amended, must be approved by a majority vote of the Company’s board of directors and also by a majority of the outstanding shares of the Company’s voting stock; provided, however, that approval by at least 75% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Company’s Certificate of Incorporation, as amended).  The Company’s Amended and Restated Bylaws may be amended by a majority of the board of directors or the affirmative vote of at least 75% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

LEGAL MATTERS

The validity of the Company’s common stock to be offered by the selling stockholders will be passed upon for the Company by Katten Muchin Rosenman LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Meta Financial as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2015, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Meta Financial to “incorporate by reference” information into this document. This means that Meta Financial can disclose important information by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Meta Financial has previously filed with the SEC.  The documents contain important information about Meta Financial and its financial condition.

Meta Financial’s Filings (File No. 0-22140)	Period

Annual Report on Form 10-K (including portions of the Proxy Statement for the 2016 annual stockholders meeting incorporated by reference)	Year ended September 30, 2015
Quarterly Report on Form 10-Q	Quarter ended December 31, 2015
Current Reports on Form 8-K	Filed on October 30, 2015, November 20, 2015, November 25, 2015, December 8, 2015, December 17, 2015, January 26, 2016, January 28, 2016, and February 23, 2016.
Registration Statement on Form 8-A (description of the common stock)	Filed on July 23, 1993

Meta Financial also incorporates by reference additional documents that Meta Financial may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) after the date of this document and before the end of the offering of securities pursuant to this prospectus.  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.  For purposes of this registration statement, any statement contained in the document, including any document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Meta Financial Group, Inc.
Attention: Corporate Secretary
5501 South Broadband Lane
Sioux Falls, South Dakota 57108
(712) 732-4117